EXHIBIT 5.1



July 30, 1998


NorthEast Optic Network, Inc.
391 Totten Pond Road, Suite 401
Waltham, Massachusetts  02154

Ladies and Gentlemen:

     This opinion is furnished to you in connection with a Registration Statement on Form S-1 (the "Registration Statement") filed pursuant to Rule 462(b) with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of $15,000,000 aggregate principal amount of Senior Notes due 2008 ("Debentures").

     The Debentures are to be sold by the Company pursuant to an underwriting agreement (the "Debt Underwriting Agreement") to be entered into by and among the Company and Credit Suisse First Boston Corporation and Warburg Dillon Read LLC.

     We have examined signed copies of the Registration Statement and all exhibits thereto, all as filed with the Commission. We have also examined and relied upon the original or copies of minutes of the meetings of the stockholders and the Board of Directors of the Company, stock record books of the Company, a copy of the ByLaws of the Company, as amended, a copy of the Certificate of Incorporation of the Company, as amended, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

     In our examination of the foregoing documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such documents. Our opinion expressed below with respect to the Debentures being binding obligations of the Company is

NorthEast Optic Network, Inc.
July 30, 1998
Page 2


qualified to the extent that it may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws relating to or affecting the rights of creditors generally; and (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether such binding nature is considered in a proceeding in equity or at law.

     We assume that the appropriate action will be taken, prior to the offer and sale of the Debentures, to register and qualify the Debentures for sale under all applicable state securities or "blue sky" laws.

      Based upon and subject to the foregoing, we are of the opinion that the Debentures have been duly authorized and, when issued and sold pursuant to the Debt Underwriting Agreement, such Debentures will be validly issued, fully paid and nonassessable and will be binding obligations of the Company.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name therein and in the related Prospectuses under the caption "Legal Matters." In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

     It is understood that this opinion is to be used only in connection with the offer and sale of the Debentures while the Registration Statement is in effect.

     This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligations to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

     Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

                                              Very truly yours,

                                              /s/ Hale and Dorr LLP

                                              HALE AND DORR LLP